Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra, Inc. Reports Fourth Quarter and Full Year 2012 Financial and Operating Results

- Company to Host Conference Call and Webcast at 4:30 p.m. EST, Today, Feb. 28, 2013 -

CHAPEL HILL, N.C. – Feb. 28, 2013 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing differentiated antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today reported financial results for the fourth quarter and full year ended Dec. 31, 2012. The company will host a conference call and webcast at 4:30 p.m. EST, today.

“2012 was a transformational year for Cempra,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “We raised sufficient capital through our IPO and a subsequent private placement to advance our two differentiated antibiotics in clinical development. Solithromycin is now in the first of two planned Phase 3 clinical trials in community-acquired bacterial pneumonia or CABP and Taksta (CEM-102) is undergoing a Phase 2 trial in patients with prosthetic joint infections or PJIs. 2013 will also be an important year as we expect to hold an end-of-Phase 2 meeting with the FDA during the first half of 2013 for solithromycin in CABP as the key step in preparing for the IV-to-oral second Phase 3 trial, which we expect to start in the second half of 2013 subject to available resources. We also anticipate presenting some top-line results for the TAKSTA™ Phase 2 trial in PJIs in the fourth quarter of 2013.”

Financial Results

Quarter ended December 31, 2012 compared to quarter ended December 31, 2011

For the quarter ended December 31, 2012, Cempra reported a net loss of $6.6 million, or $0.26 per share, compared to a net loss of $3.8 million, or $7.13 per share, for the same period in 2011.

Research and development expense in the quarter ended December 31, 2012, was $4.4 million, a 203% increase compared to the fourth quarter of 2011. The increased R&D expense was primarily due to increases in clinical activity in the Phase 3 oral, Phase 2 urethritis and Phase 1 intravenous clinical programs for solithromycin. General and administrative expense was $1.8 million, a 73% increase compared to the quarter ended December 31, 2011, driven primarily by increased employee and legal expenses.

Year ended December 31, 2012 compared to the year ended December 31, 2011

For the year ended December 31, 2012, Cempra reported a net loss of $24.5 million, or $1.23 per share, compared to a net loss of $25.0 million, or $47.53 per share, for the year ended 2011.

Research and development expense was $16.9 million, consistent with the $16.9 million of R&D spend for 2011. General and administrative expense was $6.1 million, a 64% increase over the $3.7 million for the year ended 2011.

At December 31, 2012, Cempra had cash and equivalents of $70.1 million. The increase compared to December 31, 2011 was due to proceeds obtained from the IPO in February 2012 and from the private placement in October 2012 less operational expenses that were incurred during 2012.

Fourth Quarter 2012 Highlights

•

Released top-line results of the solithromycin Phase 2 trial in patients with uncomplicated urogenital gonococcal infections early in the fourth quarter of 2012; all 22 then evaluable patients were cleared of their gonococcal infections at all infected body sites with a single dose of solithromycin

•	Announced results from the Phase 1 intravenous (IV) dosing clinical trial early in the fourth quarter of 2012 and indicated that 400 mg once-daily would be used in the IV-to-oral Phase 3 study

•	Raised approximately $25 million in a private placement for which proceeds are to be used for general corporate and working capital purposes including the funding of clinical trials

•	Initiated the TAKSTA Phase 2 clinical trial in patients with prosthetic joint infections (PJIs)

•	Initiated the oral solithromycin Phase 3 clinical trial in patients with community-acquired bacterial pneumonia

Clinical program update

The company is primarily focused on the development of its two lead clinical-stage antibiotic candidates, the fluoroketolide, solithromycin, in clinical development for CABP and uncomplicated gonococcal infections and TAKSTA, the oral antibiotic being developed for prosthetic joint infections. The company expects the following events to occur during 2013:

Solithromycin

•	1H13: End of Phase 2 meeting with the FDA

•	2H13: Initiation of the IV-to-oral Phase 3 clinical trial in CABP, subject to available resources

TAKSTA

•	4Q13: Top-line results of the Phase 2 trial in PJI patients

Financial Guidance

Cempra expects its research and development expense to increase due to the initiation of the solithromycin Phase 3 and the TAKSTA Phase 2 clinical trials during the fourth quarter of 2012. The company’s cash and equivalents are expected to be sufficient to fund current operations into 2015. This projection does not include initiation of the planned IV-to-oral solithromycin Phase 3 trial.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., Full year 2012 Financial Results Call, conference ID#: 12497222.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are in advanced clinical development; solithromycin in Phase 3 for CABP and TAKSTA in Phase 2 for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, timing, regulatory review and results of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

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CEMPRA, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and equivalents	$70,109	$15,602
Prepaid expenses	265	284
Deferred offering expenses	—	881

Total current assets	70,374	16,767

Furniture, fixtures and equipment, net	43	82
Deposits	321	10

Total assets	$70,738	$16,859

LIABILITIES
Current liabilities
Accounts payable	$2,172	$2,981
Accrued expenses	342	545
Accrued payroll and benefits	604	421
Warrant liability	—	1,121
Current portion of long-term debt	2,227	—

Total current liabilities	5,345	5,068

Convertible notes payable	—	4,458
Long-term debt	7,623	9,504

Total liabilities	$12,968	$19,030

Commitments and Contingencies

Redeemable Convertible Preferred Shares	—	94,514

Shareholders’ Equity (Deficit)
Common shares; 100,000,000 shares authorized, no par value; 533,839 shares issued and outstanding at December 31, 2011 and none issued and outstanding at December 31, 2012	—	—
Common stock; $.001 par value; none issued and outstanding at December 31, 2011 and 80,000,000 shares authorized; 24,903,774 shares issued and outstanding at December 31, 2012	25	—
Additional paid-in capital	178,971	—
Deficit accumulated during the development stage	(121,226)	(96,685)

Total shareholders’ equity (deficit)	57,770	(96,685)

Total liabilities, redeemable convertible preferred shares and shareholders’ equity (deficit)	$70,738	$16,859

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except loss per share data)

	Three Months Ended December 31,
	2012	2011
Revenues	$—	$—

Operating expenses
Research and development	4,413	1,458
General and administrative	1,825	1,057

Total costs and expenses	6,238	2,515

Loss from operations	(6,238)	(2,515)

Other income (expense), net	(330)	(352)

Net loss and comprehensive loss	(6,568)	(2,867)

Accretion of redeemable convertible preferred shares	—	941

Net loss attributable to common shareholders	$(6,568)	$(3,808)

Basic and diluted loss per share	$(0.26)	$(7.13)

Basic and diluted weighted average shares outstanding	24,904	534

	Full Year Ended December 31,
	2012	2011
Revenues	$—	$—

Operating expenses
Research and development	16,869	16,872
General and administrative	6,068	3,708

Total costs and expenses	22,937	20,580

Loss from operations	(22,937)	(20,580)

Other income (expense), net	(1,289)	(641)

Net loss and comprehensive loss	(24,226)	(21,221)

Accretion of redeemable convertible preferred shares	(314)	(3,763)

Net loss attributable to common shareholders	$(24,540)	$(24,984)

Basic and diluted loss per share	$(1.23)	$(47.53)

Basic and diluted weighted average shares outstanding	19,883	525.7

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners, LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com